Zumiez Inc. Reports February 2014 Sales Results

Net Sales Increased 8.8% to $48.4 Million; February 2014 Comparable Store Sales Increased 2.0%

LYNNWOOD, WA -- (Marketwired - March 05, 2014) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended March 1, 2014 increased 8.8% to $48.4 million, compared to $44.5 million for the four-week period ended March 2, 2013. The Company's comparable store sales increased 2.0% for the four-week period compared to a comparable store sales decrease of 8.9% in the year ago period.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, "Sales trends improved for the month driven in part by increased traffic as we cleared excess inventory carried over from the holiday season. As a result, product margins decreased in the period compared to the prior year period."

To hear the Zumiez prerecorded February sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of March 1, 2014 we operated 552 stores including 512 in the United States, 28 in Canada, and 12 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200